DUMOULIN BLACK LLP
BARRISTERS & SOLICITORS

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Vancouver BC Canada V6C 2T5
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File No. 2386-01

VIA COURIER

November 21, 2007

Brazauro Resources Corporation
16360 Park Ten Place, Suite 217
Houston, Texas
77084

Dear Sirs:

Re: Brazauro Resources Corporation (the "Corporation")
Reservation and Issue of up to 3,000,000 Additional Common Shares
Under the Stock Option Plan

We are solicitors for the Corporation and have advised the Corporation in connection with matters relating to the implementation of the Corporation's 2003 Stock Option Plan, as amended (the "**Plan**"). We understand that the Corporation has prepared a Registration Statement dated November 21, 2007 on Form S-8 (the "**S-8**") relating to the sale by the Corporation from time to time of up to 3,000,000 common shares of the Corporation issuable upon exercise of options granted pursuant to the Plan, in addition to the 9,925,000 common shares already covered by a registration statement on Form S-8 filed on December 12, 2006.

As counsel to the Corporation, we have:

(a) examined, among other things, a certified copy dated November 21, 2007 of the resolutions passed by the directors of the Corporation, among other things, reserving and authorizing the issue of an additional 3,000,000 common shares of the Corporation (the "**Plan Shares**") upon exercise of stock options granted under the Plan; and

(b) considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinions expressed below.

With respect to all of the documents examined by us, we have assumed the genuineness of all signatures, the due authorization and legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles) and the truthfulness and accuracy of the corporate records of the Corporation and of all certificates of public officials and officers of the Corporation.

We are solicitors qualified to practice law in the Province of British Columbia only (the "**Province**") and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any

jurisdiction, other than the laws of the Province. The opinion herein is based on the laws of the Province in effect on the date hereof.

Based and relying upon the foregoing, we are of the opinion that the Plan Shares have been duly reserved and authorized for issue in accordance with the terms of the Plan and, upon the issuance, delivery and receipt of payment therefor upon the due exercise of options under the Plan, such Plan Shares shall be duly issued as fully paid and non-assessable common shares in the capital stock of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the S-8.

Yours truly,

Davies Moulin Blake LLP